Exhibit 99.05

Pazoo Receives The First $250,000 Investment As Part Of A $1,000,000 Commitment

Cedar Knolls, NJ, June 11, 2012 Pazoo, Inc., (OTCBB Symbol: PZOO) is pleased to announce that Integrated Capital Partners, Inc. invested $250,000 on June 1, 2012. A firm commitment to fund another $250,000 for a total of $500,000 has been made with an option to fund up to $1,000,000 in total on or before August 31, 2012.

The investment is for the purchase of preferred A shares at $.50 per share.  The preferred A shares carry no voting rights and are convertible into common at a rate of 10 common shares for every preferred A share owned.  The investor is limited to converting into and owning no more than 4.95% of the outstanding common shares at any moment in time.

David M. Cunic, CEO of Pazoo, Inc., stated, “Our management team could not be more pleased to have such a strong financial relationship with Integrated Capital Partners, Inc. (ICPI). ICPI followed through on their previous commitments in funding Pazoo and to have the confidence in them to follow through with this funding brings a very high level of comfort knowing we have all the necessary tools in place to execute our business plan to build shareholder value.”

About Pazoo, Inc.:

Pazoo, Inc.’s web site www.pazoo.com provides a warehouse of competitively priced products and an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. Featuring industry experts from the health and wellness industry as well as the Pet industry, Pazoo.com offers a unique, multi-dimensional interactive web site where consumers can gain insights into health and wellness for themselves and their pets from leading industry experts.  Also, our team of medical, fitness, nutritional and pet professionals seek to enhance our customers' wellbeing by offering a limited, but high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

For Investor Relations:
Taylor Capital, LLC
Phone: 973-351-3868
Email: investor@pazoo.com